EXHIBIT 3.3

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 02/25/1994

944030301-2067280

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RECONVERSION TECHNOLOGIES, INC.

Reconversion Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: that the Board of Directors of Reconversion Technologies, Inc., approved and authorized the following amendment to the Certificate of Incorporation of Reconversion Technologies, Inc.:

RESOLVED, that the Certificate of Incorporation of Reconversion Technologies, Inc. is amended by restating the Fourth Article thereof so that, as restated, the Article shall be and read as follows:

The authorized common stock of this Corporation shall consist of 200,000,000 shares of stock with a par value of $.0001 per share. The authorized preferred stock of this Corporation shall consist of following:

Series A, 2,000,000 shares, par value $2.75, non-voting, 6% cumulative dividend payable quarterly on the 15th of January, April, July and October to stockholders of record on the last day of the month prior to the dividend date. The Series A Stock shall receive a liquidation preference over the Company’s Common Stock, as well as any other stocks established by the Company.

SECOND: that the amendment was duly adopted in accordance with the provisions applicable pursuant to the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, RECONVERSION TECHNOLOGIES, INC., has caused the Certificate to be signed by G. David Gordon, its President, and attest by Sharon D. Meier, its Secretary, on this 29th day of January, 1994.

RECONVERSION TECHNOLOGIES, INC.

/s/ G. DAVID GORDON
By: G. David Gordon, President

Attest:

/s/ SHARON D. MEIER
Sharon D. Meier

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